Exhibit 99.1

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Website: http://info.broadcast.hc360.com/2008/06/170850112722-2.shtml.

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“Year 2008 Development Report of Chinese Radio, Film and Television”
Fully disclosure of development of Chinese radio, film and television in 2007
08:50   June 17, 2008  resources: SOHU

In the afternoon of June 16, the Development Research Centre of State Administration of Radio Film and Television (“SAFT”) held a news conference in respect of “Year 2008 Development Report of Chinese Radio, Film and Television”(“SAFT Blue Paper”) and published the development and situation of Chinese Radio, Film and Television in 2007 to all domestic news media.

In the news conference, Huang Yong, the deputy general editor of SAFT, the president of the Development Research Centre and the chief editor of SAFT Blue Paper, introduced the work which has been done for “Year 2008 Development Report of Chinese Radio, Film and Television and published the this summary of this annual report.

Huang Yong points out that, the 17th National Congress of the Communist Party of China, in 2007, from new starting point of the history, provides a number of new important theoretic opinions, important strategy thought, important working arrangement and political security for culture building, and instructs the direction for culture development.  In 2007, the system of SAFT actively grasped the historic opportunity, based upon the practices of media industry, to implement the core and spirits of the 17th National Congress of the Communist Party of China, to win the challenges, to serve the people, to complete innovation and creation, and to push radio, film and television industry actively and spontaneously for future huge development and flourish. Chinese mass media industry is walking into a new stage of development. The model, speed, type and ways of development is gradually changing. Year 2008 SAFT Blue Paper is trying to reflect aforesaid historic process in depth.

Huang Yong introduces that, “Year 2008 Development Report of Chinese Radio, Film and Television” is starting from General Chapter. General Chapter summarily describes the situation, features and trends of mass media development in 2007. The five features of development includes: being effectively against yellow sheet;  speeding up the process for the establishment of mass media services’ system in rural area; developing and exploiting the digitalize of the cable TV; obtaining the positive social results and business profits from main film and television products; and administration of new media development. Chapter One describes and analyzes the environments of the Chinese radio, film and television industry from four point views of social and economic environments, culture development environment, the development of relevant industry and the development of international radio, film and television industry. Chapter Two mainly focus on the development situation and results from 4 respects of radio and TV promotion, the social function of film, construction of infrastructure and main projects. Chapter Three discusses the development of radio, film and television industry based on 6 branch industries, i.e., advertising industry, network industry, film industry, television industry, cartoon industry and new audio & video industry and analyzes their market and competition. Chapter 4 shows the development and application of new technologies in radio, film and television industry in respect of 5 fields of radio and television producing technologies, transmission technologies, eavesdropping technologies, film technologies and new audio & video media technologies and researches the future development trend for the technologies of radio, film and television. Chapter Five states the situations and features of the governmental administration on 9 aspects of the administration of broadcasting, film, TV series, society, technologies and laws, team building and management, international communication and cooperation, policy research. Chapter Six lists research papers on 17 subjects. Chapter Seven is about 16 cases study which detailed analyzes the important, hot, difficult and bright points in the reform of Chinese radio, film and television and shows the achievement, creation and research continuously made by staffs in mass media industry.

Huang Yong also states that “Year 2008 Development Report of Chinese Radio, Film and Television” adopted the trustworthy data from SAFT to show the achievements of the development of radio, film and television industry in 2007. In public services of radio, film and television, annual total time for public radio program is 11.2724 million hours and annual total time for public television program is 14.5467 million hours, which has increased 4.56% and 6.93%, respectively. There are 60,000 TV launchers and transmitting station, 34 satellite up-link earth stations, 20,0419 million receivers of satellite signals, more than 100,000 kilometers microwave cable, 3.0126 kilometers cable network, 153 million cable user. The coverage rate of radio and TV program broadcasting are 95.43% and 96.58% respectively which has increased 0.39% and 0.35%.

PAGE TWO
The Central Government has arranged the funds of 70 million RMB for equipments for the project of film projection in rural area, 198 million RMB for film subsidy, 258 million RMB for equipment and infrastructure in middle and west area. 130 million budget allocation for eastern area. In the rural area of China, the total times of projection of 16mm films and digital films are 4.6 million and the number of audience is more than 1.5 billion.

In mass media industry, the total revenue for national mass media industry is 138.366 billion RMB, 16.65% more than the figure last year, where the revenue of radio and television is 112.941 billion RMB, 17.65% more than the figure last year. The provinces with the revenue of radio and television industry more than 5 billion includes Shanghai, Guangdong, Zhejiang, Jiangsu, Beijing, Shandong, Hunan. There are two more provinces compared to last year. The advertisement income is still important resource of income. It reaches 60.056 billion RMB in 2007, 13.88% more than a year before where the advertisement income from radio is 6.539 billion RMB, 10.82% more than the year before and the advertisement income from television is 51.921 billion RMB, 14.53% more than a year before. The advertisement income from cable network is the second important resource. In 2007 its revenue reaches 30.671 billion RMB, 21.95% more than 2006 where the cable maintaining fee is 21.220 billion RMB and income from payable digital TV is 834 million RMB, which increases 15.61% and 59.31% compared to 2006. In a whole year, 402 domestic story films have been produced, which are 21.82% more than 2006, where 197 digital films, 9 documentary films, 6 cartoon films and 34 scientific and educational films and 9 special purpose films are made. The total ticket income from domestic films is 3.327 billion RMB, which is 26.98% more than 2007 and keeps more than 20% increase ration during five consecutive years. The outbound sale revenue of domestic market (ticket income inclusive) reaches 2.02 billion RMB. All incomes from broadcasting film in domestic film channel is 1.379 billion RMB. The film income including all three aforesaid incomes is about 6.726 billion RMB, which is 17.38% more than 2006 and highest record in history. In 2007, the amount of TV series produced is continuously increasing. Totally 529 series and 14670 scenarios have been completed all over the country, which is 5.8% and 5.9% more than the year before. Totally 186 series and 101614 minutes of domestic TV cartoon have been finished, which are 50% and 23.43% more than 2006. In addition, six cartoon films have been produced.

Huang Yong further says that, Year 2008 SAFT Blue Paper reflects the innovation and creation of technical development of radio, film and television. The Central Government’s Investment on the establishment and renovation of wireless transmitting coverage network of Central Radio and Television in provincial capital city, separately planning city, city and county, obviously increase the area of coverage and enhance the quality of China National Radio No.1, CCTV 1 and CCTV 7, and speed up the project of “village to village” for China National Radio. By the usage of new technology in transmission between satellites completed in August 8, 2007, the security of satellite transmission has improved a lot. 31 provinces have established its own provincial level checking center and certain cities also have done such work to do checking work for the security of broadcasting. The checking platform for digital film programme is gradually mature and the domestic manufacture of the projection facilities in rural area grows rapidly. This report is further referring the trend of development of future radio and television technologies which are that the development of radio, film and television technology will accelerate the development of mobilization, inter-action and business complex. The “Merger of Three Net” will change the industry of media, telecommunication and information technologies. Audio & Video business will be the key business of next generate network.

In administration, Huang Yong emphasis that in 2007 the administrators is continuously strengthening its administration including forbidding 8 types of sex related advertisement, rigidly punishing some illegal advertising broadcasting, circulating the “Notification for further strengthening the copyright protection for Radio, Film and Television”, ordering to clear any illegal inbound and outbound film and television sectors, investigating infringement of copyright. In addition, “Internet Audio & Video Programme Service Administration Rules” has been published along with the Ministry of Information Development to provide legal resources for administration of network Audio & Video business, which may be benefit for the future development of Audio & Video business.

The compilation and publication of the SAFT Blue Paper is one of the important measures taken by SAFT to strengthen its administration, policy guider and government role changing. “Year 2008 Development Report of Chinese Radio, Film and Television” is the third annual report compiled and arranged by the SAFT Development Research Centre

Original Document

2008年中国广播电影电视发展报告》出版 2008/6/17/08:50 来源：搜狐			慧 聪 网 赢 造 企 业 网 上 贸 易
《2008年中国广播电影电视发展报告》出版
全面发布2007年中国广播电影电视发展状况

6月16日下午，国家广电总局发展研究中心在北京举行
2008年中国广播电影电视发展报告》（广电蓝皮书）发布会，向国内新闻媒体全面发布了2007年中国广播电影电视发展状况。
在发布会上，国家广电总局副总编辑、发展研究中心主任、广电蓝皮书主编黄勇介绍了《2008年中国广播电影电视发展报告》研究编写工作情况，并发布了本年度报告的主要内容。

黄勇指出，2007年党的十七大在新的历史起点上，对文化建设提出了一系列重大创新理论观点、重大战略思想、重大工作部署，为文化建设指明了方向，提供了政治保证。2007年，广播影视系统积极主动抓住机遇、应对挑战，紧密结合广播影视的工作实际，认真贯彻落实党的十七大精神，高举旗帜，围绕大局，服务人民，改革创新，更加自觉、更加主动推动广播影视大发展大繁荣。中国广播影视发展正进入一个全新的科学发展阶段。广播影视的增长方式、发展模式、发展路径正在逐步发生转变。2008年广电蓝皮书力争全面深入地反映这一历史过程。

黄勇介绍说，《2008年中国广播电影电视发展报告》由总论开篇。总论简明扼要地描述了2007年广播影视发展状况、发展特点和发展趋势。其中发展的五大特点是：抵制低俗之风专项行动重拳出击；农村广播影视公共服务体系建设加速推进；有线电视数字化向纵深拓展；主旋律影视产品获得社会、经济效益双丰收；新媒体发展管理步入新的阶段。第一章从经济社会环境、文化发展环境、相关行业发展、国际广播影视发展情况四个方面对中国广播影视业发展的大环境进行了描述和分析。第二章重点从广播电视宣传、电影公共服务、基础设施建设和重点工程建设四个方面概括了广播影视公共服务的发展情况，总结发展成果。第三章重点从广告产业、网络产业、电影产业、电视剧产业、影视动画产业和视听新媒体产业六大产业门类描述了广播影视产业的发展状况，并分析了广播影视市场的竞争状况。第四章主要从广播电视制播技术、传输技术、监测技术、电影技术和视听新媒体技术五个方面描述了2007年广播影视技术发展与应用状况，并研究了广播影视技术的发展趋势。第五章主要从宣传管理、电影管理、电视剧管理、社会管理、科技管理、法制建设、队伍建设和管理、国际交流与合作、政策研究九个方面描述了广播影视政府管理的现状与特点。第六章共十七个专题研究报告，第七章共十六个个案分析报告，深入地研究分析了2007年中国广播影视发展改革中的重点、热点、难点和亮点，展示了广播影视工作者对发展中国广播影视的不懈探索、创新和成效。

黄勇介绍说，《2008年中国广播影视发展报告》采用国家广电总局的权威数据，展示了2007年广播影视发展的成就。在广播影视公共服务方面，2007年全年共播出公共广播节目1127.24万小时，公共电视节目1454.67万小时，同比分别增长了4.56%和6.93%。全国有广播电视发射台、转播台6万多座，卫星上行站34座，卫星接收设施2004.19万个，微波线路10万多公里，有线电视网络301.26万公里，有线电视用户达到1.53亿户。全国广播电视人口综合覆盖率分别达到95.43%和96.58%，同比分别增长了0.39%和0.35%。
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·广电总局积极部署电影抗震救灾工作 (5.29 8:58)
·齐鲁台创新发展模式已写入“广电蓝皮书” (7.5 9:20)
·深圳广电将呈献11项大活动于第三届文博会 (5.15 8:21)
·首家农民影视中心在江西景德镇诞生(组图) (4.30 8:43)
·陕西西安村委会自办电视台村民兼职当记者 (4.28 8:59)
·中国电影代表团访问摩洛哥举办中国电影周 (4.23 10:57)
·中国首部农民自拍高清电影在石家庄开机 (4.18 8:56)
·广电总局发布《移动多媒体广播第1部分》 (10.26 16:44)
·[图文]黄勇：我国广播影视产业发展状况和发展战略 (4.16 15:9)

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《2008年中国广播电影电视发展报告》出版2008/6/17/08:50 来源：搜狐

农村电影放映工程中央财政共安排设备资金7000万元，场次补贴资金1.98亿元，中西部地区地方配套资金2.58亿元，东部地区财政投入1.3亿元。
全国农村以16mm胶片及数字放映形式共放映电影超过460万场，观众超过15亿人次。

    在广播影视产业发展方面，2007年全国广播影视总收入为1383.66亿元，比上一年增长了19.65%。其中广播电视产业收入1129.41亿元，比上一年增长了17.65%。广播电视产业收入过50亿元的省份有上海、广东、浙江、江苏、北京、山东、湖南等，比上一年增加了2个省份。广告收入仍然是广播电视产业的主要收入来源，2007年达到600.56亿元，比上一年增长了13.88%。其中，广播广告收入达到65.39亿元，比上一年增长10.82%，电视广告收入达到519.21亿元，比上一年增长了14.53%。有线网络收入是广播电视产业第二大收入来源，2007年收入达306.71亿元，比2006年增长21.95%，其中有线电视收视维护费212.20亿元，付费数字电视收入8.34亿元，分别比2006年同期增长15.61%、59.31%。全年生产国产故事影片402部，比2006年增长了21.82%；共拍摄数字电影197部；全年生产纪录影片9部，动画影片6部，科教影片34部，特种影片9部。电影国内市场票房达到33.27亿元，比2006年增长26.98%，连续5年保持了20%以上的增长率。国产电影的海外销售（含票房收入）达到20.2亿元人民币。全国各电影频道播放电影的收入为13.79亿元。三项收入相加，电影综合效益达到67.26亿元，比2006年增长超过17.38%，再创历史新高。2007年，电视剧产量持续提升，全国共创作生产529部14670集电视剧，分别较上年度增加5.8%和5.9%。2007年全国共制作完成国产电视动画片186部101614分钟，分别比2006年增长50%和23.43%；共制作完成动画电影6部。

    黄勇介绍说，2008年广电蓝皮书反映了广播影视技术的发展创新。中央投资在全国省会城市、计划单列市、地（市）、县（市）建设和改造了中央广播电视无线传输覆盖网络，显著提高了中央第一套广播节目、中央第一套和第七套电视节目的传输覆盖范围和质量效果，将中央广播电视的“村村通”工程向前推进了一大步。在2007年8月完成的卫星转星工作中使用了新的技术手段，中国卫星传输的安全性得到大幅提高。全国31个省（自治区、直辖市）已经全部建立省一级广播电视监测中心，部分地级市也成立了监测部门，加强了以保障播出安全为重点的监测工作。电影数字节目服务监管平台日趋完善，农村流动放映设备的国产化取得显著成效。报告还分析了广播影视技术发展的趋向，指出广播影视技术升级换代将促使内容提供向移动、互动、全业务方向发展，“三网融合”的推进将改变广电、电信和信息技术业格局，视音频业务有望成为下一代网络发展的关键业务。

    在行政管理方面，黄勇介绍说2007年广播影视行政管理力度不断加强，严令禁播8类涉性广告，严厉处罚了一些违规播放广告行为；向全系统发出《关于进一步加强广播影视节目版权保护工作的通知》，要求清查各类非法播出境内外电影或电视剧的栏目，严肃查处侵权、盗版行为；与信息产业部联合发布了《互联网视听节目服务管理规定》，为加强网络视听业务管理提供了依据，对中国网络视听业务的发展具有重大意义。

    编写和出版中国广播影视发展报告，是广电总局加强政府管理与政策引导、转变政府职能的重要措施之一。《2008年中国广播电影电视发展报告》是国家广电总局发展研究中心组织编写的第三本年度报告。
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关于“广电蓝皮书、广播电影、黄勇”的资讯
·广电总局积极部署电影抗震救灾工作 (5.29 8:58)
·齐鲁台创新发展模式已写入“广电蓝皮书” (7.5 9:20)
·深圳广电将呈献11项大活动于第三届文博会 (5.15 8:21)
·首家农民影视中心在江西景德镇诞生(组图) (4.30 8:43)
·陕西西安村委会自办电视台村民兼职当记者 (4.28 8:59)
·中国电影代表团访问摩洛哥举办中国电影周 (4.23 10:57)
·中国首部农民自拍高清电影在石家庄开机 (4.18 8:56)
·广电总局发布《移动多媒体广播第1部分》 (10.26 16:44)
·[图文]黄勇：我国广播影视产业发展状况和发展战略 (4.16 15:9)

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·中星9号开启直播“星”时代 ·FOXNews用MultiDyne光纤方案 ·中星九号免费频道不应二元制 ·全球与我国直播业务发展状况 ·福建全面完成广电“村村通” ·数字时代卫星直播运营的浅析	·3D专栏与您共享精彩立体电影 ·央视无线高清综合频道沪落地 ·山东省支援四川北川广电恢复 ·新影厂工作组赴一线拍摄素材 ·国际台多媒体系统奥运前使用 ·东芝高清地面数字一体机上市

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Unofficial Translation

Website: http://info.broadcast.hc360.com/2008/06/170850112722-2.shtml.

HC360 first page-industry information-commercial guider-Enterprise Management-Expro- Talk show of business website-industry research-industry bus-pass-I want to subscribe- I want to sell-Fortune Creation Forum-Blog for Businessman-my business centre-HC360 Fafa

Pictures

HC360.com   HC360 first page>Media Industry>Industry Information

“Year 2008 Development Report of Chinese Radio, Film and Television”
08:50   June 17, 2008  resources: SOHU

The Central Government has arranged the funds of 70 million RMB for equipments for the project of film projection in rural area, 198 million RMB for film subsidy, 258 million RMB for equipments and infrastructure in middle and west area. 130 million budget allocation for eastern area. In the rural area of China, the total number of 16mm films and digital films projection are 4.6 million and the number of audience is more than 1.5 billion.

In mass media industry, the total revenue for national mass media industry is 138.366 billion RMB, 16.65% more than the figure last year, where the revenue of radio and television is 112.941 billion RMB, 17.65% more than the figure last year. The provinces with the revenue of radio and television industry more than 5 billion includes Shanghai, Guangdong, Zhejiang, Jiangsu, Beijing, Shandong, Hunan. There are two more provinces compared to last year. The advertisement income is still important resource of income. It reaches 60.056 billion RMB in 2007, 13.88% more than a year before where the advertisement income from radio is 6.539 billion RMB, 10.82% more than the year before and the advertisement income from television is 51.921 billion RMB, 14.53% more than a year before. The advertisement income from cable network is the second important resource. In 2007 its revenue reaches 30.671 billion RMB, 21.95% more than 2006 where the cable maintaining fee is 21.220 billion RMB and income from payable digital TV is 834 million RMB, which increases 15.61% and 59.31% compared to 2006….

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